EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019 and 333-99311 on Form S-8 and Nos. 333-91679 and 333-30194 on Form S-3, of our report dated June 4, 2009, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of March 31, 2009 and March 31, 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended March 31, 2009 and 2008, three-months ended March 31, 2007 and the year ended December 31, 2006, included in the Form 10-K of Matrixx Initiatives, Inc.

/s/  Mayer Hoffman McCann, P.C.
MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona
June 4, 2009